June 16, 1994




David W. Dorman
5501 High Drive
Mission Hills, Kansas  66208


Dear Dave:


This letter is intended to confirm an offer of employment as President and Chief Executive Officer of Pacific Bell under the terms and conditions outlined in this letter, subject to confirmation by the Compensation and Personnel Committee of, and election by, the Board of Directors of Pacific Telesis Group ("Telesis"). As a condition of employment, you will be required to execute an employment agreement in the form attached, which is a standard contract approved by the Pacific Telesis Group Board of Directors to apply to all executive officers in Telesis companies. In applying the terms of the employment agreement, we have discussed the following items with respect to your employment:

Employment Effective Date
- -------------------------

We understand that you would begin employment effective July 1, 1994.

Base Salary
- -----------

Your base salary for 1994 would be $450,000 per annum. The level of your base salary for 1995 would be subject to review as a part of the normal review process by the Compensation and Personnel Committee.

Short Term Incentive Plan Awards
- --------------------------------

Provided you commence employment on or before July 1, 1994, you would be eligible for a full award for 1994 under the Pacific Telesis Group Short Term Incentive Plan ("STIP"). The 1994 target award for your position is $250,000. Target awards are established by the Compensation and Personnel Committee during the end of year review process.

Stock Option Grant
- ------------------

We would recommend to the Compensation and Personnel Committee that a grant of 100,000 non qualified stock options be made to you effective as of your employment date under the Pacific Telesis Group 1994 Stock Incentive Plan.
The exercise price of the options will be the closing price of Telesis stock on the day prior to the option grant. One half or 50,000 of the options would become exercisable on April 2, 1995 and 50,000 would become exercisable on April 2, 1996.

Special Compensation Payments
- -----------------------------

If you continue to be employed by Pacific Telesis Group or any of its subsidiaries on January 1, 1995, you would be eligible to receive a special compensation payment of $300,000, less applicable tax withholding, to be paid as soon as practicable during January 1995. If you continue to be employed by Pacific Telesis Group or any of its subsidiaries on January 1, 1996, you would be eligible to receive an additional special compensation payment of $300,000, less applicable tax withholding, to be paid as soon as practicable during January 1996. At your option at any time following execution of this agreement by both parties and confirmation of the provisions of this agreement by the Compensation and Personnel Committee and your election as an officer by the Board of Directors of Telesis, you may execute a full recourse promissory note with Pacific Telesis Group for an amount equal to the expected payments and receive such payment in advance of its scheduled payout. Said note will bear interest at a rate to be agreed upon by you and Pacific Telesis Group, but in no event less than the Applicable Federal Rate published by the IRS which applies to employee loans of this type. The principal amount of the debt evidenced by the promissory note will be forgiven in accordance with the payment schedule for the scheduled compensation payments described above (i.e., $300,000 forgiven if you are still employed on January 1, 1995 and $300,000 if you are still employed on January 1, 1996). All outstanding principal and accrued unpaid interest on the note would be due if you notify Telesis that you will not begin employment or if you terminate employment with Telesis before the applicable forgiveness dates. You understand that you will be responsible for any withholding and tax consequences that may arise at the time the debt is extinguished.

Pension Benefits
- ----------------

You will be eligible to participate in the Pacific Telesis Group Pension Plan for Salaried Employees and in the supplemental nonqualified plans applicable to Pacific Telesis Group Officers. Under these plans, your pension benefit is based on your annual cash compensation (base salary plus standard Short Term Incentive Plan Award) for your final sixty months of service and is calculated at a basic rate of 1.45% of the average monthly compensation per year of service. In addition, you will receive a supplemental pension credit of 1.0% per year of service so that your pension accrual rate is effectively 2.45% per year of service. Under the terms of the plans, the pension amounts would be discounted based on age if you began receiving your pension prior to age 60. However, under this special agreement you would be able to receive your vested pension without the applicable age discount were you to terminate prior to attaining age 60. This pension calculation is illustrated in the enclosed exhibit.

Relocation Expenses
- -------------------

The specific terms of the relocation expenses that would be provided to you are described in the attached document entitled "Addendum to Employment Agreement-Relocation Benefits".

Automobile Allowance
- --------------------

You will be eligible to receive an automobile allowance of one thousand one hundred dollars ($1,100) per month for up to thirty-six months following your employment. This allowance is in lieu of your being provided a company vehicle under the Pacific Telesis Group Automobile Policy. At the end of thirty-six months or, at your earlier discretion, the automobile allowance will be discontinued and you will be eligible to participate in the Automobile Policy.

Other Employment Benefits
- -------------------------

You will be eligible to participate in the other executive compensation and benefit programs of Telesis, including the Pacific Telesis Group Senior Management Long Term Incentive Plan, under the standard terms and conditions of these plans. A summary of the provisions of these plans has been provided to you previously.

This offer of employment is conditioned upon the outcome of a substance abuse test which will be scheduled for you.

We hope this information will be helpful to you. If you have further questions, please let me know. If you agree that the above accurately describes your understanding of our agreement regarding your employment and you are willing to accept these terms, please so indicate by signing in the space provided below.

Sincerely,



J. R. MOBERG
- ------------
J. R. MOBERG
Executive Vice President - Human Resources


By signing below, I also represent and warrant that there is no contractual or other commitment that would prevent me from accepting employment on the terms outlined above, and as discussed with Telesis representatives, or that would prevent me from carrying out the duties and responsibilities of the position of President and Chief Executive Officer of Pacific Bell, including the fulfillment of obligations involving entry into and operation of any existing or future business related to the inter-LATA transmission of voice, video or data services by wireline or wireless means, provided that, during the first 18 months of employment, my time and efforts are not dedicated principally to the provision of interlata communications services.



Acceptance:    David W. Dorman                          Date: 6/22/94
           ----------------------
               David W. Dorman

Enclosures:    Pension Calculation Illustration
               Relocation Benefits - Addendum to Employment Agreement

PENSION CALCULATION ILLUSTRATION

                           (1)           (2)          (3)          (4)
                                                     FINAL
                                                    5 YEARS    UNDISCOUNTED
                       TOTAL BASIC    PROJECTED     AVERAGE      PENSION
    AGE     SERVICE    & PROPOSED      PAY (5%)       PAY         AMOUNT
- ----------------------------------------------------------------------------
    40         0          00.0%       $700,000     $700,000      $      0
    41         1          00.0%       $735,000     $717,500      $      0
    42         2          00.0%       $771,750     $735,583      $      0
    43         3          00.0%       $810,337     $754,272      $      0
    44         4          00.0%       $850,854     $773,588      $      0
    45         5          12.3%       $893,397     $812,268      $ 99,909
    46         6          14.7%       $938,067     $852,881      $125,374
    47         7          17.2%       $984,970     $895,525      $154,030
    48         8          19.6%     $1,034,219     $940,302      $184,299
    49         9          22.1%     $1,085,930     $987,317      $218,197
    50        10          24.5%     $1,140,226   $1,036,682      $253,987
    51        11          27.0%     $1,197,238   $1,088,517      $293,899
    52        12          29.4%     $1,257,099   $1,142,942      $336,025
    53        13          31.9%     $1,319,954   $1,200,089      $382,829
    54        14          34.3%     $1,385,952   $1,260,094      $432,212
    55        15          36.8%     $1,455,250   $1,323,099      $486,900
    56        16          39.2%     $1,528,012   $1,389,254      $544,587
    57        17          41.7%     $1,604,413   $1,458,716      $608,285
    58        18          44.1%     $1,684,633   $1,531,652      $675,459
    59        19          46.6%     $1,768,865   $1,608,235      $749,437
    60        20          49.0%     $1,857,308   $1,688,646      $827,437
    61        21          50.0%     $1,950,174   $1,773,079      $886,539


Pension based on base salary plus target STIP award.

Basic formula of 1.45% per year of service.

Supplemental accrual of 1.0% per year of service.

                       ADDENDUM TO EMPLOYMENT AGREEMENT
                              RELOCATION BENEFITS


             This is an addendum to the offer of employment made by Pacific Telesis Group ("PTG") to David W. Dorman ("Dorman") on June 16, 1994 and the accompanying Employment Agreement between PTG and Dorman. This addendum sets forth the understanding and agreement between PTG and Dorman regarding the relocation benefits Dorman will be entitled to receive upon his acceptance of PTG's offer of employment. This addendum is supplemental to the Employment Agreement between PTG and Dorman and shall be considered as part of that Employment Agreement. This addendum shall have no force or effect unless and until the Employment Agreement is fully executed by the parties, at which time this addendum shall become fully effective as part of that Employment Agreement without separate execution. This addendum shall be governed and construed in accordance with the terms of the Employment Agreement. To the extent any term or provision of this addendum is contradictory of or in conflict with any term or provision of the Employment Agreement, the Employment Agreement shall control and the contradictory or conflicting term or provision of this addendum shall be void to the extent, but only to the extent, of such contradiction or conflict.

             As used in this addendum "relocation benefits" refers to 1) the assistance PTG will provide Dorman in the sale of his current residence in Mission Hills, Kansas, 2) the assistance PTG will provide Dorman in the purchase of a residence in or around San Francisco, California ("the Bay Area"), and 3) the expenses and allowance PTG will pay Dorman associated with the cost of his move from Mission Hills to the Bay Area.

             1.  Assistance in Sale of Mission Hills Residence.

                 (a) Appraisal of value of Mission Hills residence. In preparation for the sale of Dorman's Mission Hills residence, PTG will arrange for two appraisals of the value of the residence by appraisers mutually agreed to by Dorman and PTG. The parties agree that the average of those two appraised values shall be used as the basis of the value of the residence for purposes of this addendum (the "full appraised value"). If, however, the difference between the two appraisals is greater than five percent (5%), the parties agree that PTG shall arrange for a third appraisal by an appraiser mutually agreed to by the parties and that the "full appraised value" for purposes of this addendum shall be the average of all three appraisals. Dorman agrees to allow all appraisers full access to the Mission Hills residence for the purpose of conducting the appraisals referenced in this paragraph on or after June 16, 1994.

                 (b) Home Purchase. Immediately following the determination of the full appraised value of the Mission Hills residence in accordance with
(a) above, and provided that Dorman has vacated such residence, PTG agrees that it will buy the Mission Hills residence from Dorman at the greater of the full appraised value or $1,100,000.00.

             2.  Assistance in Purchase of Bay Area Residence.

                 (a) Residence purchase. PTG will reimburse Dorman for certain non-recurring fees associated with the purchase of the new residence, i.e., the origination loan fee not to exceed two percent (2%) of the loan, the title insurance fees, the fees for two (2) home inspections, reasonable and customary legal fees directly associated with the purchase of the new residence and other such non-recurring fees.

                 (b) Residence purchase search trips. PTG will provide Dorman with up to five (5) trips to and from the Bay Area for a period of up to five (5) days each for the purpose of locating a new residence in the Bay Area in accordance with its existing relocation program at pages 9-13, copies of which pages are attached to this addendum and incorporated herein by reference.

                 (c) Executive Relocation Allowance. Dorman will be eligible to receive an Executive Relocation Allowance. The allowance is calculated as a percentage of starting base salary and is equal to ten percent (10%) of such salary during the first year of employment, eight percent (8%) the second year and six percent (6%) the third year. The initial payment will be made upon close of escrow on a home in the Bay Area and will be equal to the accumulated monthly installments to date. Subsequent payments will be made on a monthly basis. At the end of thirty-six months, or earlier if Dorman terminates employment with PTG or its subsidiaries, the allowance will be discontinued.
             3.  Moving Expenses.

                 (a) Moving Service. PTG will pay for moving services for Dorman's household and personal property from his Mission Hills residence to his new Bay Area residence in accordance with the provisions of its existing relocation program at pages 49-54, copies of which pages are attached to this addendum and incorporated herein by reference.

                 (b) Temporary living expenses. For the lesser of 6 months, or until the Mission Hills residence is sold or otherwise disposed of, PTG will provide Dorman with temporary living expenses following his relocation to the Bay Area in accordance with the provisions of its existing relocation program at pages 9-13, copies of which pages are attached to this addendum and incorporated herein by reference, except that the maximum reimbursable allowance for lodging shall be $200 per night including family members.

                 (c) Miscellaneous allowance. PTG will further provide Dorman with an allowance of up to Two Thousand, Five Hundred Dollars ($2,500) to assist in any additional expenses associated with moving his household and personal property from Mission Hills to the Bay Area.

                 The   parties  agree   and  understand  that   the  foregoing
constitutes their complete and final agreement with regard to the relocation benefits Dorman will be entitled to receive, and that despite the incorporation by reference of selected and limited portions of PTG's existing relocation program, Dorman is not entitled to any other benefits under that program.

                             EMPLOYMENT AGREEMENT
                             --------------------

          THIS AGREEMENT, effective the 1st day of July, 1994, by and between DAVID W. DORMAN (the "Employee") and PACIFIC TELESIS GROUP, a Nevada corporation (the "Corporation").

                             W I T N E S S E T H:

          WHEREAS the Corporation or an affiliate wishes to continue employing the Employee in a position no lower than Group President; and

          WHEREAS the Employee is willing to continue such employment upon the terms and conditions set forth below:

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Corporation or an affiliate, the parties agree as follows:

      1.  TERM OF EMPLOYMENT.

          (a) Basic Rule. The Corporation agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Corporation, from the effective date of this Agreement until the date when the Employee's employment terminates pursuant to the provisions of this Agreement.

          (b) Early Termination. Subject to sections 6 and 7, the Corporation may terminate the Employee's employment by giving the Employee 30 days' advance notice in writing. If the Corporation terminates the Employee's employment within three years after a Change in Control, as defined herein, the provisions of section 6 shall apply. If the Corporation terminates the Employee's employment for any reason other than Cause or Disability, both as defined herein, the provisions of section 7 shall apply. The Employee may terminate his employment by giving the Corporation 30 days' advance notice in writing. If the Employee terminates his employment under the preceding sentence, other than a Constructive Termination, as defined herein, occurring within three years after a Change in Control, the Corporation shall have no obligation to pay or provide any compensation or benefits on account of the Employee's termination of employment, or for periods following such termination. The Employee's rights under any applicable benefit plans shall be determined under the provisions of those plans. A termination of employment effective on or after the Employee's Normal Retirement Date shall be deemed a voluntary termination. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this section 1.

          (c) Death. The Employee's employment shall terminate in the event of his death. The Corporation shall have no obligation to pay or provide any compensation or benefits on account of the Employee's death, or for periods following the Employee's death. The Employee's rights under the benefit plans of the Corporation shall be determined under the provisions of those plans.

          (d) Cause. Subject to section 6, the Corporation may terminate the Employee's employment for Cause by giving the Employee 30 days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean (i) a willful failure by the Employee to substantially perform his duties hereunder, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Corporation, (iii) a willful breach by the Employee of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation's best interest. Unless the termination of employment for Cause occurs within three years after a Change in Control, no compensation or benefits will be paid or provided to the Employee on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. The Employee's rights under the benefit plans of the Corporation shall be determined under the provisions of those plans.

          (e) Disability. Subject to section 6, the Corporation may terminate the Employee's employment for Disability by giving the Employee six months' advance notice in writing. If the Corporation terminates the Employee's employment for Disability within three years after a Change in Control, the provisions of section 6 shall apply. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subsection (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked. Unless the termination of employment for Disability occurs within three years after a Change in Control, no compensation or benefits will be paid or provided to the Employee on account of termination for Disability, or for periods following the date when such a termination of employment is effective. The Employee's rights under the benefit plans of the Corporation shall be determined under the provisions of those plans.

          (f) Termination of Agreement. Except as otherwise provided in this subsection (f), this Agreement shall terminate when all obligations of the parties hereunder have been satisfied. In addition, either the Corporation or the Employee can terminate this Agreement for any reason, and without affecting the Employee's status as an employee, by giving the other party three years' advance notice in writing. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Agreement. Finally, this Agreement shall terminate in any event on the Employee's Normal Retirement Date, as defined herein.

      2.  DUTIES AND SCOPE OF EMPLOYMENT.

          (a) Position. The Corporation agrees to employ the Employee for the term of his employment under this Agreement in a position no lower than Group President, as such positions were defined in terms of responsibilities and compensation as of the effective date of this Agreement. If the employing corporation is not Pacific Telesis Group, the Employee's position shall be no lower than that of a Group President of Pacific Telesis Group, as such positions were defined in terms of responsibilities and compensation as of the effective date of this Agreement.

          (b) Obligations. During the term of his employment under this Agreement, the Employee shall devote his full business efforts and time to the Corporation and its subsidiaries. The foregoing, however, shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with his responsibilities to the Corporation.

      3.  BASE COMPENSATION.

          During the term of his employment under this Agreement, the Corporation agrees to pay the Employee as compensation for his services a base salary at the annual rate of $450,000, or at such higher rate as the Corporation's Board of Directors may determine from time to time. Such salary shall be payable in approximately equal bi-weekly installments. Once the Corporation's Board of Directors has increased such salary, it thereafter shall not be reduced, provided that, if a Change in Control has not occurred, such salary, including any increases, may be reduced by the Corporation if (i) the Employee commits an act or omission that meets the definition of Cause, as defined in section 1(d), or (ii) the Employee and all other officers of Pacific Telesis Group and its subsidiaries who are parties to written employment agreements containing a provision substantially in the form of this provision have their salaries, including any increases, reduced by the same percentage amount for the same time period. (The annual compensation specified in this section 3, together with any increases in such compensation that the Board of Directors may grant from time to time, and together with any reductions made in accordance with this section, is referred to in this Agreement as "Base Compensation.")

      4.  EMPLOYEE BENEFITS.

          During the term of his employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Corporation, including (without limitation) pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

      5.  BUSINESS EXPENSES AND TRAVEL.

          During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Corporation shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Corporation's generally applicable policies.

     6.  CHANGE IN CONTROL.

          (a) Definition. For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

                 (i) Any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of Pacific Telesis Group or a corporation owned directly or indirectly by the shareowners of Pacific Telesis Group in substantially the same proportions as their ownership of stock of Pacific Telesis Group, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Pacific Telesis Group representing 20 percent or more of the total voting power represented by Pacific Telesis Group's then outstanding voting securities; or

                (ii) A change in the composition of the Board of Directors of Pacific Telesis Group, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of Pacific Telesis Group 24 months prior to such change or (B) were elected, or nominated for election, to the Board of Directors of Pacific Telesis Group with the affirmative votes of at least a majority of the directors who had been directors of Pacific Telesis Group 24 months prior to such change and who were still in office at the time of the election or nomination; or

               (iii) The shareowners of Pacific Telesis Group approve a merger or consolidation of Pacific Telesis Group with any other corporation, other than a merger or consolidation which would result in the voting securities of Pacific Telesis Group outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80 percent of the total voting power represented by the voting securities of Pacific Telesis Group or such surviving entity outstanding immediately after such merger or consolidation, or the shareowners of Pacific Telesis Group approve a plan of complete liquidation of Pacific Telesis Group or an agreement for the sale or disposition by Pacific Telesis Group of all or substantially all Pacific Telesis Group's assets.

     Any other provision of this section notwithstanding, the term "Change in Control" shall not include either of the following events undertaken at the election of Pacific Telesis Group:

                (1) Any transaction, the sole purpose of which is to change the state of Pacific Telesis Group's incorporation;

                (2)   A  transaction, the result  of which  is to  sell all or
substantially all of the assets of Pacific Telesis Group to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the shareholders of Pacific Telesis Group immediately following such transaction in substantially the same proportions as their ownership of Pacific Telesis Group's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

          (b) Severance Payment. If, during the term of this Agreement and within three years after the occurrence of a Change in Control, the Employee's employment is involuntarily terminated for any reason by the Corporation, including a Constructive Termination, as defined herein, the Employee shall be entitled to receive a severance payment from the Corporation (the "Severance Payment"). The Severance Payment shall be made in a lump sum not less than 31 days nor more than 120 days following the date of the employment termination and shall be in an amount determined under subsection (c) below. The Severance Payment shall be in lieu of any further payments to the Employee under section 3 and any further accrual of benefits under section 4 with respect to periods subsequent to the date of the employment termination. The Severance Payment shall not reduce or offset any benefits the Employee may be entitled to under section 7.

          (c) Amount. The Amount of the Severance Payment shall be equal to the following:

                 (i) an amount equal to 200 percent of the Standard Award within the meaning of the Pacific Telesis Group Short Term Incentive Plan for the Employee's Position Rate as of the date of employment termination (the "Standard Award"); plus

                (ii) an amount equal to the fair market value of a share of Pacific Telesis Group common stock on the date of employment termination multiplied by the number of Units within the meaning of the Pacific Telesis Group Senior Management Long Term Incentive Plan ("LTIP Units") granted to the Employee for the two performance periods ending with the two calendar years following the year in which the employment termination occurs.

     Notwithstanding any other provision of this Agreement or any provision in the two above-referenced Incentive Plans, after the amounts in this subsection
(c) are paid to the Employee, the Employee shall have no further interest in the Pacific Telesis Group Short Term Incentive Plan, or in the LTIP Units granted for the two performance periods ending with the two calendar years following the year in which the employment termination occurs.

          (d) Life Insurance, Health Plan Coverage and Financial Counseling. If, during the term of this Agreement and within three years after the occurrence of a Change in Control, the Employee's employment is involuntarily terminated for any reason by the Corporation, including a Constructive Termination, in addition to the Severance Payment, the Employee (and, where applicable, his dependents) shall be entitled to continue participation for a period of three years following the date of employment termination, or until the Employee's Normal Retirement Date, if earlier, in the basic and supplemental group term life insurance plan and in the health care plan for management employees maintained by the Corporation, as if he were still an employee of the Corporation. Where applicable, the employee's salary for purposes of such plans shall be deemed to be equal to his salary immediately prior to employment termination. To the extent that the Corporation finds it undesirable to cover the Employee under its group life insurance and health plans, the Corporation (at its own expense) shall provide the Employee with the same level of coverage under individual policies. The Corporation shall also provide to the Employee for one year after employment termination professional financial counseling services comparable in scope and value to the financial counseling services made available to the Employee immediately prior to the Change in Control.

          (e) Additional Payment. If, during the term of this Agreement and within three years after the occurrence of a Change in Control, the Employee's employment is involuntarily terminated for any reason by the Corporation, including a Constructive Termination, and if the Corporation refuses or fails to timely pay or provide the compensation and benefits specified in this Agreement upon demand as provided in section 12(c), and if such refusal or failure is not corrected within ten business days after written notice thereof by the Employee to the Corporation, the Corporation shall pay immediately to the Employee an additional amount equal to fifty percent (50%) of the Employee's Base Compensation. This provision shall apply only once.

          (f) No Mitigation. The Employee shall not be required to mitigate the amount of any payment contemplated by this section 6 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

     7. Involuntary Termination Without Cause, as Defined in Section 1(d), or Disability, as Defined in Section 1(e).

          (a) Continuation Period. In the event that, during the term of this Agreement, the Corporation terminates the Employee's employment for any reason other than Cause or Disability, the Employee shall be entitled to receive all of the payments and benefit coverage described in the succeeding subsections of this section 7. Except as otherwise provided herein, the benefit coverage described in subsection (c) of this section 7 shall continue for the period commencing on the date when the employment termination is effective and ending on the earlier of (A) the first anniversary of the date when the employment termination is effective, (B) the date of the Employee's death, or (C) the Employee's Normal Retirement Date (the "Continuation Period").

          (b) Cash Payment. The Corporation shall pay to the Employee, in a lump sum not less than 31 days nor more than 120 days following the date of the employment termination whichever of the following amounts is applicable:

               (i) if three or more years remain between the date of employment termination and the Normal Retirement Date, an amount equal to three times the Employee's Base Compensation in effect on the date of employment termination; or

               (ii) if less than three years remain between the date of employment termination and the Normal Retirement Date, an amount equal to one-twelfth of the Employee's Base Compensation in effect on the date of employment termination, multiplied by the number of months (rounded to the next higher whole number) remaining between the date of employment termination and the Normal Retirement Date.

          (c) Life Insurance and Health Plan Coverage. During the Continuation Period, the Employee (and, where applicable, his dependents) shall be entitled to continue participation in the basic and supplemental group term life insurance plan and in the health care plan for management employees maintained by the Corporation, as if he were still an employee of the Corporation. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to his Base Compensation in effect on the date of employment termination. To the extent that the Corporation finds it undesirable to cover the Employee under its group life insurance and health plans, the Corporation (at its own expense) shall provide the Employee with the same level of coverage under individual policies.

          (d) Incentive Awards. Within sixty days after the date the employment termination is effective, the Corporation shall pay to the Employee 100% of the Standard Award applicable to the Employee for the calendar year containing the date of employment termination. Except as otherwise provided in this Agreement, the Employee's rights and interests under the Pacific Telesis Group Senior Management Long Term Incentive Plan will be determined under the provisions of that Plan; provided that the Employee may petition the Corporation to distribute, in the Corporation's sole discretion, to the Employee any non-forfeited LTIP Units remaining to his credit at a time earlier than that specified in the Long Term Incentive Plan; and provided further that if all LTIP Units granted to the Employee are forfeited and cancelled under the terms of the Long Term Incentive Plan, the Corporation shall pay to the Employee, within sixty days after the date the employment termination is effective, an amount equal to the fair market value of a share of Pacific Telesis Group common stock on the date of employment termination multiplied by the number of LTIP Units granted to the Employee for the performance period ending with the calendar year containing the date of employment termination.

          (e) Stock Options. The Employee's rights in stock options and stock appreciation rights ("SARs") heretofore or hereafter granted to him under the Pacific Telesis Group Stock Option and Stock Appreciation Rights Plan (the "Stock Option Plan") shall be determined by the provisions of the Stock Option Plan and the option and SAR agreements; provided that, the Employee shall be entitled to be compensated within 60 days after employment termination for any of the Employee's vested and nonvested stock options (other than Incentive Stock Options) and vested and nonvested SARs that terminate at the Employee's termination of employment. For each terminated stock option (other than Incentive Stock Options), the amount of compensation shall be the difference between the fair market value of a share of Pacific Telesis Group common stock on the date the employment termination is effective and the option price. For each terminated SAR, the amount of compensation shall be the difference between the fair market value of a share of Pacific Telesis Group common stock on the date the termination of employment is effective and the option price at which the stock option related to the SAR was granted. SARs that are cancelled under their own terms when the related stock option is exercised shall not be compensated by the Corporation.

          (f) No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this section 7, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

     8.  LIMITATION ON PAYMENTS.

          (a) Basic Rule. Any provision of this Agreement to the contrary notwithstanding, in the event that Coopers & Lybrand (the "Auditors")
determines that any payment or transfer by the Corporation to or for the benefit of the Employee, whether paid or payable (or transferred or transferable) pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Corporation for federal income tax purposes because of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this section 8, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Corporation because of section 280G of the Code.

          (b) Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Corporation because of section 280G of the Code, then the Corporation, within five business days after being notified by the Auditors, shall give the Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. The Employee may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Corporation in writing of his election within 30 days of his receipt of notice. If no such election is made by the Employee within such 30-day period, then the Corporation may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Employee promptly of such election. For purposes of this section 8, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this section 8 shall be binding upon the Corporation and the Employee and shall be made within 60 days of the date of the employment termination.

          (c) Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Corporation which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Corporation could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Employee which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee which he shall repay to the Corporation, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Employee to the Corporation if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Corporation to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code.

     9.  SUCCESSORS.

          (a) Corporation's Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Corporation had involuntarily terminated his employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

          (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     10.  NOTICE.

          Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     11.  INFORMATION.

          (a) Employee agrees not to disclose to others, or take or use for Employee's own purposes or the purposes of others, during or after Employee's employment, any Information owned or controlled by Corporation. Employee agrees that these restrictions shall also apply to all (i) Information in Corporation's possession belonging to third parties, and (ii) Information conceived, originated, discovered or developed, in whole or in part, by Employee. As used herein, "Information" includes trade secrets, confidential or proprietary business, technical or financial information, knowledge, data or know-how, whether or not Employee's work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans and reports, and software systems and processes. Any Information which is not readily available to the public shall be considered to be a trade secret, even if it is not specifically marked as such, unless Corporation advises Employee otherwise in writing.

          (b) Employee agrees that on termination of employment, Employee will return to Corporation all property belonging to Corporation, including all documents or other media in Employee's possession or control which in any way incorporate or reflect any Information.

     12.  MISCELLANEOUS PROVISIONS.

          (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

          (c) Presumption. Subject to the provisions of section 8, the Corporation shall make a payment described in this Agreement upon receiving written notice from the Employee describing such payment, referring to the provision of this Agreement under which such payment is claimed and certifying that all conditions for such payment, as set forth in this Agreement, have been satisfied. The information so furnished to the Corporation by the Employee shall be presumed to be correct, subject to rebuttal by the Corporation after making payment. After making the payment claimed by the Employee, the Corporation may seek a refund of such payment in accordance with subsection (g) below. This subsection shall not be used to cause a payment to be made at a time earlier than provided in this Agreement.

          (d) No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement.

          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (g) Arbitration. Except as otherwise provided in section 8, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded. Notwithstanding the foregoing, a dispute or controversy over whether Cause exists for the termination of an Employee, when such termination occurred within three years after a Change in Control, or a dispute or controversy over whether a Constructive Termination has occurred, shall be arbitrated by a three-member panel of the outside directors of Pacific Telesis Group, with the selection of the panel to be made by the Chairman, as of one year prior to the Change in Control, of the Pacific Telesis Group Board of Directors. If three such individuals are unwilling to serve as arbitrators, the preceding sentence shall be inapplicable, and all disputes and controversies shall be subject to arbitration in accordance with the rules of the American Arbitration Association, as provided above in this subsection. For purposes of this subsection, "outside directors" shall mean members of the Board of Directors of Pacific Telesis Group, as such Board of Directors was constituted one year prior to the Change in Control, and who were not employees of Pacific Telesis Group or a subsidiary one year prior to the Change in Control.

          (h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

          (i) Constructive Termination. As used herein, "Constructive Termination" shall mean a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Employee's one-way commute distance by more than 40 miles.

          (j) Fair Market Value. As used herein, "fair market value" of a share of Pacific Telesis Group common stock shall mean the closing price of such stock, as reported on the New York Stock Exchange composite transactions tape for the day preceding the day in question, or if there are no sales on such day, on the most recent prior date for which sales of such stock have been reported on such composite transactions tape.

          (k) Employment At Will; Limitation of Remedies. The Corporation and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

          (l) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

          (m) Benefit Coverage Non-Additive. In the event that the Employee is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

          (n) Normal Retirement Date. As used herein, the Normal Retirement Date shall mean the date the Employee attains age 65.

          (o) Assignment of Agreement by Corporation. Pacific Telesis Group may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of Pacific Telesis Group or to Pacific Telesis Group. In the case of any such assignment, the term "Corporation" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

                                   PACIFIC TELESIS GROUP

                                   By:________________________________


                                   Title:  ________________________________


                                   _____________________________________
                                           DAVID W. DORMAN